UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Yahoo! Inc.

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Yahoo! Inc. (the “Company”) released the following press release on June 4, 2008.
Yahoo! Inc. Responds to Carl Icahn’s Letter of June 4, 2008
SUNNYVALE, Calif., June 4, 2008 — Yahoo! Inc. (Nasdaq:YHOO), a leading global Internet company, today sent the following letter to Carl C. Icahn in response to his letter dated June 4, 2008:
Dear Carl:
We are in receipt of your letter of June 4th and take issue with its content.
Your letter seriously misrepresents and manipulates the facts regarding the recent events pertaining to Microsoft and Yahoo!. You rely on, as “facts,” a series of unsubstantiated allegations from a complaint filed in a Delaware court which grossly misstate the very clear record and position established by the Yahoo! Board. Let me elaborate:
You make reference to our employee retention plan but you significantly mischaracterize its purpose and its effect. In fact, you refer to it as a “Poison Pill” which could not be further from the truth. To set the record straight, the employee retention program is designed to protect the Company’s assets and value during a time of uncertainty. The claim that the plan gives each of Yahoo!’s employees “the right to quit his or her job and pocket generous termination benefits at any time during the two years following a takeover...” is just plain wrong. In fact, our plan has a “double trigger” which means that in order for an employee to be eligible for benefits under our plan, there would need to be a change of control AND the employee would need to be terminated “Without Cause” or resign for “Good Reason.” That means that in contrast to your assertions, an employee who simply quits his or her job would receive nothing under our plan.
The retention plan is intended to help us preserve and enhance shareholder value by allowing Yahoo! to continue to attract and retain the industry’s best talent, and to allow employees to stay focused on implementing Yahoo!’s business strategy. In fact, the plan was adopted in order to protect the value of Yahoo! in anticipation of a possible acquisition by Microsoft which would have resulted in a lengthy regulatory review and a significant period of uncertainty for our employees. In adopting this plan, we believe Yahoo! did the right thing for its employees and its shareholders alike.
This plan was fully disclosed at the time of its adoption and should be no surprise to anyone at this point. It was disseminated to employees, publicly filed and extensively covered by the media. Significantly, as you note, Microsoft had indicated that it was prepared to spend $1.5 billion on retention incentives indicating that they too recognized that the retention of Yahoo! employees would have been critical if there had been an acquisition.
Finally, you significantly misrepresent the events of the recent past. Notably, you accuse us of turning down a $40 per share offer and “sabotaging” a $33 per share offer. Again, this is patently untrue. Yahoo!’s Board of Directors has at all times been focused on maximizing shareholder value. As has been well documented, Yahoo! has engaged in thorough discussions with Microsoft over a series of months culminating in Microsoft’s decision to walk away from a potential acquisition of Yahoo!. Throughout this process, which has included an exploration of multiple strategic alternatives with multiple parties, the

Board has repeatedly stated that it is open to any transaction, including a sale to Microsoft, as long as it is in the best interests of shareholders.
You seem to be under the impression that somehow Microsoft will come back to the negotiating table for a full acquisition of Yahoo!. This is puzzling as I know you are aware that we have reached out to Microsoft proactively and met with them many times in the last several weeks. During this period, their message to us and to the markets has been and remains that they are not interested in pursuing a full acquisition of Yahoo!.
Conspicuously absent from your letter is any credible plan for Yahoo! other than a repetition of your insistence that the Company should sell itself to Microsoft. Indeed, your stated view that “the only way to salvage Yahoo! in the long if not short run is to merge with Microsoft” demonstrates that you have no other plan and causes one to wonder what exactly would happen to our Company if you and your nominees were to take control of Yahoo!.
Sincerely,
Roy Bostock
Chairman of the Board
About Yahoo! Inc.
Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide. Yahoo! is focused on powering its communities of users, advertisers, publishers, and developers by creating indispensable experiences built on trust. Yahoo! is headquartered in Sunnyvale, California.
Important Additional Information
Yahoo! will be filing a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2008 annual meeting of stockholders. Stockholders are strongly advised to read Yahoo!’s 2008 definitive proxy statement when it becomes available because it will contain important information. Stockholders will be able to obtain copies of Yahoo!’s 2008 definitive proxy statement and other documents filed by Yahoo! with the SEC in connection with its 2008 annual meeting of stockholders at the SEC’s website at www.sec.gov or at the Investor Relations section of Yahoo!’s website at yhoo.client.shareholder.com. Yahoo!, its directors, and certain of its officers may be deemed participants in the solicitation of proxies from stockholders in connection with Yahoo!’s 2008 annual meeting of stockholders. Information concerning Yahoo!’s directors and officers is available in its preliminary proxy statement filed with the SEC on June 3, 2008.
Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.
Contacts:
Yahoo! Inc.
Brad Williams, 408-349-7069 (Media)
bhw@yahoo-inc.com
Marta Nichols, 408-349-3527 (Investor)
mnichols@yahoo-inc.com
or
The Abernathy MacGregor Group for Yahoo! Inc.
Adam Miller, 212-371-5999 (Media)
alm@abmac.com
Winnie Lerner, 212-371-5999 (Media)
wal@abmac.com

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